U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

[   ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[   ] Form 3 Holdings Reported

[   ] Form 4 Transaction Reported

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1. Name and Address of Reporting Person

Pulver, David
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(Last) (First) (Middle)


c/o Hearst-Argyle Television, Inc.
888 Seventh Avenue
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(Street)


New York, New York 10106
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(City) (State) (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Hearst-Argyle Television, Inc.  (NYSE: HTV)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

December 31, 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing (Check applicable line)

[ X ]     Form filed by One Reporting Person
[   ]     Form filed by More than One Reporting Person


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Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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
1. Title of Security          2. Trans-   2A.       3. Trans-   4. Securities Acquired   5. Amount of   6. Ownership   7. Nature of
   (Instr. 3)                    action      Deemed    action      (A) or Disposed of       Securities     Form:          Indirect
                                 Date        Execution Code        of (D)                   Beneficial     Direct         Beneficial
                                             Date,     (Instr. 8)  (Instr. 3, 4 and 5)      ly Owned       (D) or         Ownership
                                 (Month/     if any                                         at End of      Indirect       (Instr. 4)
                                 Day/        (Month/                                        Month          (I)
                                 Year)       Day/                                           (Instr. 3      (Instr. 4)
                                             Year)                                          and 4)
                                                                Amount    (A)    Price
                                                                          or
                                                                          (D)
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

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

* If the form is filed by more than one Reporting Person, see Instructions 4(b)(v).


FORM 5 (continued)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
               2.                                                                                          Deriv-    of
               Conver-                          5.                              7.                         ative     Deriv-  11.
               sion                             Number of                       Title and Amount           Secur-    ative   Nature
               of                               Derivative    6.                of Underlying     8.       ities     Secur-  of
               Exer-           3A.              Securities    Date              Securities        Price    Bene-     ity:    In-
               cise   3.       Deemed   4.      Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
               Price  Trans-   Executi- Trans-  or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.             of     action   on Date, action  of(D)         (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of       Deriv- Date     if any   action  (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative     ative  (Month/  (Month/  Code    4 and 5)      Date     Expira-            Number  ity      Month     (I)     ship
Security       Secur- Day/     Day/     (Instr. ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)     ity    Year)    Year)    8)      (A)   (D)     cisable  Date     Title     Shares  5)       4)        4)      4)
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
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Stock Option   $22.08 08/12/02          A       5,000         08/12/04 08/13/12 Common    5,000            5,000     D
(right to buy)                                   (1)                            Stock
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

Expalnation of Responses:
(1) Subject to pro rata adjustment upon retirement prior to the exerise date.

** Intentional Misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




           /s/ Jonathan C. Mintzer                              2/12/03
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      **Signature of Reporting Person                             Date
      Jonathan C. Mintzer, proxy
      on behalf of David Pulver


Note:  File three copies of this Form, one of which must be manually signed.

If space provided is insufficient, see Instruction 6 for procedures.